Adeona Reports Second Quarter 2011 Financial Results

-- Planning to Initiate Three New Clinical Trials Under INDs --
-- Revenues Increase at Adeona Clinical Laboratory --
-- reaZinTM and wellZinTM Commercialization Efforts Moving Forward --

For Immediate Release

Ann Arbor, MI, August 15, 2011 – Adeona Pharmaceuticals, Inc. (AMEX:AEN - News), a developer of innovative medicines for serious central nervous system diseases, today reported its second quarter 2011 financial results for the period ended June 30, 2011, as well as updates since the beginning of the second quarter.

Updates since the beginning of the second quarter include:

Drug Development Programs

Multiple Sclerosis (MS)

•
As of August 1, 2011, 140 of 150 patients have been enrolled in the clinical trial evaluating Trimesta in women suffering from relapsing-remitting MS. The randomized, double-blind, placebo-controlled clinical trial is currently underway at 15 centers in the United States and should complete enrollment before the end of 2011.

•
Our ongoing Phase II clinical trial of Trimesta (estriol) for relapsing-remitting MS in women has received over $8 million in total grant awards and should support the clinical trial to its completion.

•	We are planning to sponsor a separate randomized, double-blind, placebo-controlled clinical trial to evaluate Trimesta’s effect on cognition in female MS patients.

Fibromyalgia

•
In May 2010, we announced a $17.5 million corporate partnership with Meda AB for the development and commercialization of flupirtine for fibromyalgia. Meda assumed all future development costs and estimates the U.S. market for fibromyalgia to be near $1 billion at the time of potential launch of flupirtine. We are eligible to receive up to $15 million of additional milestone payments and royalties on sales.

•	In its 2010 Annual Report that was publicly disclosed in May 2011, Meda stated that flupirtine for fibromyalgia was in Phase II development.

Amyotrophic Lateral Sclerosis (ALS)

•
In June 2011, we announced plans to sponsor a Phase IIb clinical trial for patients suffering from ALS, also known as Lou Gehrig's disease. The trial is intended to evaluate the safety and efficacy of our proprietary drug candidates, AEN-100, a gastroretentive, sustained-release zinc-based tablet, and AEN-200, a copper tablet, in a multi-center, double-blind, placebo-controlled clinical trial in ALS patients.

•
The trial will be led by the neurological team at the PNA Center for Neurological Research (Center) and is based on the Center’s hypothesis that giving high doses of zinc to ALS patients may decrease the amount of toxicity from unbound glutamate and prevent neurotoxicity.

Mild to Moderate Alzheimer’s Disease

•
After conducting further analyses of the results presented in April 2011 from the clinical study evaluating our medical food, reaZinTM, an apparent cognitive benefit was observed in older patients. Preparations are underway to conduct a larger clinical study of AEN-100 (our zinc-based drug candidate) under an Investigational New Drug (IND) application in patients with mild to moderate Alzheimer’s disease who are age 70 and over. It is anticipated that the clinical study will enroll just over 100 patients and that the evaluation period will be at least 12 months.

•
Our plans are to develop our proprietary zinc-based tablet, AEN-100, as a drug in parallel with making reaZin available as a medical food. AEN-100 is a proprietary, once-daily, gastroretentive, sustained-release, oral tablet formulation of zinc.

Near-Term Product Development Programs

Dietary Management of Zinc Deficiency Associated with Alzheimer’s Disease

•
In April 2011, clinical study results were presented that demonstrated the cognitive function of the placebo group, on average, declined over six months in comparison to patients managed with reaZin, a medical food. The cognitive function trends favoring the patients managed with reaZin were observed in all three standardized cognitive tests utilized in our study and suggest that reaZin may provide an important benefit to the dietary management of zinc deficiency associated with Alzheimer’s disease.

•
Based on the results of our clinical study, we are developing reaZin as a medical food for the dietary management of zinc deficiency associated with Alzheimer's disease. reaZin is a proprietary, once-daily, gastroretentive, sustained-release, oral tablet formulation of zinc and cysteine.

Reducing the Duration and Severity of Symptoms Associated with the Common Cold

•
In July 2011, we acquired exclusive access to two statistically significant clinical studies that demonstrated a reduction in the duration and severity of symptoms associated with the common cold while taking a particular zinc lozenge.

•
Based on the reduction of common cold symptoms shown in these two clinical studies conducted by Ananda S. Prasad, M.D., Ph.D., we intend to commercialize a similar oral zinc lozenge as a homeopathic over-the-counter (OTC) drug under the brand name wellZinTM.

Financial

•
Our wholly owned subsidiary, Adeona Clinical Laboratory, reported total net revenues of $355,562 for the three months ended June 30, 2011. This revenue reflects an approximate 9% increase from the first quarter ended March 31, 2011.

•
Our cash position was substantially strengthened during the second quarter as a result of a financing we completed in April 2011. The sale of approximately 1.69 million shares of common stock at $2.0725 per share in a registered direct offering provided gross proceeds of approximately $3.5 million.

•	At June 30, 2011, we had approximately $8.4 million in cash, which should meet our planned operating needs for at least the next 12 months.

Second Quarter Ended June 30, 2011 Results

Total net revenues for the three and six months ended June 30, 2011 were $355,562 and $678,700, respectively, compared to $2,194,888 and $2,254,927, for the same periods in 2010. For the three and six months ended June 30, 2010, total net revenues included $2,125,000 from the flupirtine sublicense fee with Meda AB. Laboratory revenues for the three and six months ended June 30, 2011 increased  409% to $355,562 and 422% to $678,700, respectively, from $69,888 and $129,927, for the same periods in 2010. These significant changes resulted from an increase in the client base and the expansion of in-house diagnostic testing services to include a full array of microbiology testing.

Total costs and expenses for the three and six months ended June 30, 2011 were $1,275,064 and $3,024,776, respectively, compared to $1,221,605 and $2,370,003, for the same periods in 2010.

General and administrative expenses for the three and six months ended June 30, 2011, were $694,281 and $1,967,817, respectively, compared to $662,627 and $1,398,456, for the same periods in 2010. For the three and six months ended June 30, 2011, general and administrative expenses include a non-cash charge relating to stock-based compensation expense of $51,614 and $810,324, respectively, compared to $32,460 and $183,607 for the same periods in 2010. The stock-based compensation expense for the six months ended June 30, 2011 includes a one-time charge of $397,767 relating to the modification of certain stock options, prior to expiration, held by a member of the Board of Directors.

Research and development expenses for the three and six months ended June 30, 2011, were $279,641 and $511,959, respectively, compared to $426,572 and $733,722 for the same periods in 2010. These decreases are primarily the result of decreased costs associated with our drug product candidates. For the three and six months ended June 30, 2011, research and development expenses include a non-cash charge relating to stock-based compensation expense of $5,751 and $14,609, respectively, compared to $18,487 and $52,967, for the same periods in 2010.

Costs of laboratory services for the three and six months ended June 30, 2011, were $301,142 and $545,000, respectively, compared to $132,406 and $237,825, for the same periods in 2010. These increases are primarily the result of increased costs associated with the increased client base and expansion of in-house diagnostic testing services to include a full array of microbiology testing, including salary and supply costs.

Other expenses for the three and six months ended June 30, 2011, were $760,393 and $1,520,280, respectively, compared to $6,499 and $7,336 of other income, for the same periods in 2010. For the three and six months ended June 30, 2011, other expense included $759,610 and $1,569,467, respectively, relating to the estimated fair value of the warrants associated with the January 2011 and April 2011 financings, adjusted for the change in their fair value at June 30, 2011. Other income for the six months ended June 30, 2011 included $62,996 relating to the settlement of accounts payable previously accrued in prior periods.

The net loss for the three months ended June 30, 2011, was $1,679,895 or $0.06 per share compared to net income of $979,782 or $0.05 for the same period in 2010. The net loss for the six months ended June 30, 2011, was $3,866,356 or $0.15 per share compared to $107,740 or $0.00 per share for the same period in 2010.

As of June 30, 2011, Adeona had approximately $8.4 million in cash compared to approximately $2.6 million on December 31, 2010. As of July 31, 2011, we had approximately $8.1 million in cash, cash equivalents and investment in debt securities. Our cash position should allow us to meet our currently planned operating needs for at least the next 12 months.

“During the second quarter of 2011, we achieved several operational and clinical milestones that should position us well for future growth and increased shareholder value. In the next several months, we anticipate initiating three clinical trials under INDs and making two products commercially available,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer. “On the drug development side, we look forward to reporting the completion of patient enrollment in the Trimesta MS trial and to the initiation of a new clinical trial to evaluate Trimesta’s effect on cognitive loss observed in MS patients. We are also very excited to initiate drug trials for our ALS and Alzheimer’s clinical programs. In addition, we are preparing for the commercial launch of reaZinTM, our medical food for the dietary management of zinc deficiency associated with Alzheimer’s disease, and wellZinTM, to reduce symptoms associated with the common cold.”

Adeona Second Quarter 2011 Investor Conference Call

Adeona will hold its second quarter 2011 investor conference call this afternoon, Monday, August 15, 2011, at 2:00pm (EDT). James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer, will host the call. Adeona will be joined by special guest, Ananda S. Prasad, M.D., Ph.D., a Distinguished Professor of Internal Medicine at Wayne State University School of Medicine, an Adeona Scientific Advisory Board member and the Principal Investigator of two separate clinical studies that evaluated a particular zinc lozenge for reducing symptoms of the common cold. Dr. Prasad will share his expertise in utilizing zinc lozenges to combat symptoms of the common cold and will take questions about his research. Interested parties should call toll free 1-800-860-2442 (U.S.) or 1-866-605-3852 (Canada), or from outside North America +1 412-858-4600, fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Adeona’ Conference Call. Any registered caller on the toll free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.videonewswire.com/event.asp?id=81780. If you are unable to participate during the live conference call, the webcast will be available for replay at the same URL (http://www.videonewswire.com/event.asp?id=81780) for 30 days after the call.

About Adeona Pharmaceuticals, Inc.

Adeona is a pharmaceutical company focused on developing innovative medicines for the treatment of serious central nervous system diseases. The Company’s strategy is to license product candidates that have demonstrated a certain level of clinical efficacy and develop them to a stage that results in a significant commercial collaboration. Adeona is developing, or has partnered the development of, drug product candidates to treat multiple sclerosis, fibromyalgia, amyotrophic lateral sclerosis (ALS) and Alzheimer’s disease. The Company is currently preparing to make the following products commercially available: reaZinTM, a medical food for the dietary management of zinc deficiency associated with Alzheimer’s disease, and wellZinTM, a homeopathic over-the-counter drug for reducing symptoms associated with the common cold. Adeona also operates a wholly owned clinical reference laboratory, Adeona Clinical Laboratory, that provides a broad array of chemistry and microbiology diagnostic tests. For more information, please visit Adeona’s website at www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "could," "potential," “positions,” "continue," "expects," "anticipates," "intends," "plans," "believe," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the use of reaZin for the dietary management of zinc deficiency associated with Alzheimer’s disease and wellZin for the common cold, our intent to further commercialize development of reaZin or wellZin, our ability to obtain INDs in a timely manner for some of our drug candidates, increases in our planned cash expenditures that allow our cash position to meet our planned needs for the next 12 month, the ability of grant funding to support our MS clinical trial, and anticipated enrollment and timing of our ongoing MS clinical trial or our planned Alzheimer’s, ALS or MS cognition clinical trials. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, our failure to successfully commercialize reaZin for the dietary management of zinc deficiency associated with Alzheimer’s disease, wellZin for the common cold or AEN-100 as a treatment for Alzheimer’s, the failure of reaZin or wellzin to be accepted for either use, failure of future clinical trials of any of our drug candidates to be enrolled in and completed in the anticipated time or to achieve the desired results, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2010 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:
James S. Kuo, M.D., M.B.A.
Chief Executive Officer
734-332-7800

###